XL RENT, INC. / E MED FUTURE, INC.

RESOLUTION OF SYNERGY MANAGEMENT GROUP, LLC. AS COURT APPOINTED CUSTODIAN

The undersigned, being the Court-appointed custodian of XL RENT, INC. / E MED FUTURE, INC., a Nevada corporation (the "Corporation"), acting in accordance with Section 78.347 of the Nevada Revised Statutes, hereby consents to the adoption of the following resolutions:

Certificate of Amendment

Dated: January 21, 2021

WHEREAS, in accordance with the Section 78.347 of the Nevada Revised Statutes, Synergy Management Group, LLC. a Nevada limited liability company, was appointed Custodian of the Corporation pursuant to an Order of District Court of Clark County, Nevada, case no. A-20-825683-C on January 13th, 2021 (the "Order")(the "Custodian")(See Exhibit A);

WHEREAS, pursuant to Section 78.347 of the Nevada Revised Statutes Order, the Custodian is authorized to take any actions on behalf of the Corporation that are reasonable, prudent, or for the benefit of the Corporation.

WHEREAS, the Custodian deems it to be in the best interest of the Corporation and its stockholders to adopt the following resolutions;

Pursuant to the Nevada Statutes (the "Statutes"), the Articles of Incorporation of **XL RENT, INC. / E MED FUTURE, INC.** (the "Corporation"), are amended as follows:

The undersigned President and Secretary of the Corporation, does hereby certify:

WHEREAS, On January 21, at a special meeting of the Board of Directors, the Board of Directors of the Company, unanimously consented to the following resolutions;

WHEREAS, that the following amendments to the Articles of Incorporation were duly adopted.

NOW, THEREFORE:

RESOLVED, that the appropriate article shall be amended to allow the creation of a new class of preferred shares. The new class shall be called the Special 2021 Series A Preferred Shares.

RESOLVED, that the Special 2021 Series A Preferred Shares shall have the following designation: